Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2021 FIRST QUARTER RESULTS

•	Achieves Record First Quarter Sales and Earnings Results

•	Same Store Sales Increased 31.8% in FY 2021 First Quarter versus Guidance of 20%

•	EPS of $0.96 for FY 2021 First Quarter versus Guidance Range of $0.47 to $0.53

•	Ends FY 2021 First Quarter with $100.1 Million in Cash and Cash Equivalents, No Debt

•	Increases Quarterly Cash Dividend by 20% to $0.18 per Share

•	Declares Special Cash Dividend of $1.00 per Share

EL SEGUNDO, Calif., May 4, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2021 first quarter ended April 4, 2021.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to report record first quarter results driven by a combination of top line sales strength, merchandise margin expansion and an improved cost structure. Our team continues to do a tremendous job satisfying the incredible consumer demand we are seeing across our diverse product mix.”

Mr. Miller continued, “Same store sales were up 31.8% for the fiscal 2021 first quarter reflecting broad-based strength across apparel, footwear and hardgoods, including very robust demand for winter-related products. These results were especially remarkable given the headwinds impacting sales of team sports products due to the widespread suspension of league play over most of the quarter. Our sales accelerated beyond expectations in March, benefitting from the resumption of team sports activities, along with school re-openings and stimulus checks. Our strong sales momentum has continued into the second quarter with sales performing at historically high levels for the quarter to date. We are excited by the strength in our business, which has translated to our balance sheet, as we continue to operate with zero debt while growing our cash position. In light of this strength and to continue to return value to shareholders, our Board of Directors has declared a 20% increase in our regular cash dividend to an annual rate of $0.72 per share and also has declared a special cash dividend of $1.00 per share.”

Net sales for the fiscal 2021 first quarter were $272.8 million compared to net sales of $217.7 million for the first quarter of fiscal 2020, which included significant store closures due to COVID-19 over the last ten days of the period. Same store sales increased 31.8% for the first quarter of fiscal 2021. The increase in net sales was partially offset by an approximately $10.0 million unfavorable impact from the calendar shift related to the Company’s 53-week fiscal 2020 that caused fiscal 2021 to begin one week later than fiscal 2020, as well as an unfavorable impact from the calendar shift related to the Easter holiday, during which the Company’s stores are closed, from the second quarter in fiscal 2020 to the first quarter in fiscal 2021. Same store sales comparisons are made on a comparable-week basis and the calendar shifts did not have a material impact on same store sales comparisons.

Gross profit for the fiscal 2021 first quarter increased to $97.9 million from $64.6 million in the first quarter of the prior year. The Company’s gross profit margin was 35.9% in the fiscal 2021 first quarter versus 29.6% in the first quarter of the prior year. The increase in gross profit margin largely reflects a 350-basis point increase in merchandise margins, lower store occupancy and warehousing costs as a percentage of net sales and, to a lesser degree, the favorable impact from an insurance settlement, partially offset by lower distribution costs capitalized into inventory for the quarter.

Selling and administrative expense as a percentage of net sales was 25.7% in the fiscal 2021 first quarter versus 32.8% in the fiscal 2020 first quarter. Overall selling and administrative expense for the quarter decreased $1.3 million from the prior year primarily due to lower print advertising expense and the elimination of a liability for an employment agreement, partially offset by higher performance-based incentive compensation accruals.

Net income for the first quarter of fiscal 2021 was $21.5 million, or $0.96 per diluted share, which includes a benefit of $0.06 per diluted share related to the elimination of the employment agreement liability and the insurance settlement. Net loss for the first quarter of fiscal 2020 was $4.6 million, or $0.22 per basic share.

Adjusted EBITDA for the first quarter of fiscal 2021 was $30.3 million, compared to a loss of $2.2 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP Adjusted EBITDA and EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the fiscal 2021 first quarter with no borrowings under its credit facility and with cash and cash equivalents of $100.1 million. This compares to zero borrowings and $64.7 million of cash and cash equivalents as of the end of the 2020 fiscal year and to $124.3 million of borrowings and $44.2 million of cash as of the end of the fiscal 2020 first quarter, reflecting a $180.2 million improvement in net cash (cash less revolver borrowings) on a year-over-year basis and a $35.4 million improvement in net cash compared to the end of fiscal 2020. Total merchandise inventories decreased by approximately 20.8% as of the end of the fiscal 2021 first quarter versus the first quarter of the prior year.

Quarterly Cash Dividend and Special Cash Dividend

In light of the continued strength of the Company’s business, cash flow generation and improved balance sheet, the Company’s Board of Directors has declared a 20% increase in its quarterly cash dividend from $0.15 per share of outstanding common stock to $0.18 per share of outstanding common stock, which will be paid on June 15, 2021 to stockholders of record as of June 1, 2021. Additionally, to further return value to shareholders, the Company’s Board of Directors has declared a special cash dividend of $1.00 per share of outstanding common stock, which will be paid on June 1, 2021 to stockholders of record as of May 17, 2021.

Second Quarter Guidance

For the fiscal 2021 second quarter, the Company expects same store sales to increase in the range of 22% to 27% and expects to realize earnings per diluted share in the range of $1.05 to $1.25. Fiscal 2021 second quarter guidance reflects the combined positive impact of calendar shifts of the Easter holiday, during which the Company’s stores are closed, from the second quarter of fiscal 2020 into the first quarter of fiscal 2021, and the Fourth of July holiday from the third quarter of fiscal 2020 into the second quarter of fiscal 2021. The Company’s second quarter guidance compares to a same store sales decrease of 4.2% and earnings per diluted share of $0.52 in the second quarter of fiscal 2020, which included a net benefit of approximately $0.13 per diluted share related to rent abatement savings and a recovery in eminent domain litigation, partially offset by expense associated with special employee recognition bonus awards.

Store Openings

The Company currently has 430 stores in operation. During fiscal 2021, the Company expects to open approximately five stores and close approximately two stores.

Conference Call Information

The Company will host a conference call and audio webcast today, May 4, 2021, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the first quarter of fiscal 2021. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the

Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through May 11, 2021 by calling (844) 512-2921 to access the playback; the passcode is 13719234.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 430 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended April 4, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended
	April 4, 2021	March 29, 2020
	(In thousands)
GAAP net income (loss) (as reported)	$21,546	$(4,611)
+ Interest (as reported)	342	735
+ Income tax expense (benefit) (as reported)	5,861	(2,939)
+ Depreciation and amortization (as reported)	4,259	4,606

EBITDA	$32,008	$(2,209)

- Elimination of liability for an employment agreement	(995)	—
- Gain on recovery of insurance settlement related to civil unrest	(709)	—

Adjusted EBITDA	$30,304	$(2,209)

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 4, 2021	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$100,097	$64,654
Accounts receivable, net of allowances of $80 and $58, respectively	11,399	19,879
Merchandise inventories, net	247,287	251,180
Prepaid expenses	10,513	11,684

Total current assets	369,296	347,397

Operating lease right-of-use assets, net	271,964	278,607
Property and equipment, net	58,710	57,245
Deferred income taxes	12,532	13,831
Other assets, net of accumulated amortization of $594 and $2,407, respectively	3,610	2,914

Total assets	$716,112	$699,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,613	$80,882
Accrued expenses	78,351	82,877
Current portion of operating lease liabilities	73,196	73,737
Current portion of finance lease liabilities	2,664	2,089

Total current liabilities	242,824	239,585

Operating lease liabilities, less current portion	210,891	217,788
Finance lease liabilities, less current portion	4,332	2,504
Other long-term liabilities	6,865	7,479

Total liabilities	464,912	467,356

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,938,473 and 25,580,541 shares, respectively; outstanding 22,288,260 and 21,930,328 shares, respectively	259	255
Additional paid-in capital	122,188	121,837
Retained earnings	171,280	153,073
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	251,200	232,638

Total liabilities and stockholders’ equity	$716,112	$699,994

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 4, 2021	March 29, 2020
Net sales	$272,806	$217,736
Cost of sales	174,913	153,181

Gross profit	97,893	64,555
Selling and administrative expense	70,144	71,370

Operating income (loss)	27,749	(6,815)
Interest expense	342	735

Income (loss) before taxes	27,407	(7,550)
Income tax expense (benefit)	5,861	(2,939)

Net income (loss)	$21,546	$(4,611)

Earnings (loss) per share:
Basic	$1.01	$(0.22)

Diluted	$0.96	$(0.22)

Weighted-average shares of common stock outstanding:
Basic	21,417	21,149

Diluted	22,371	21,149